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                                                                 EXHIBIT 10.118
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT, dated as of June 22, 1998 ("Agreement"), is made by and between ATLAS AIR, INC. ("ATLAS") and THOMAS G. SCOTT (`EMPLOYEE').

         WHEREAS, EMPLOYEE warrants that he is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside the terms and conditions referred to herein, and EMPLOYEE enters into this Agreement without reliance upon any statement or representation by ATLAS or any other person, concerning any fact material hereto.

         NOW, THEREFORE, in consideration of the covenants contained herein, EMPLOYEE and ATLAS agree to this Employment Agreement for implementation effective June 22, 1998.

         1.       Definitions.

                  1.1 For purposes of this Agreement, "Cause" means (i) any act or acts of dishonesty by EMPLOYEE; (ii) failure of EMPLOYEE to comply with any of EMPLOYEE'S obligations under this Agreement; (iii) the conviction of or "no contest" plea by EMPLOYEE to any misdemeanor of moral turpitude or any felony; or (iv) any violation of ATLAS corporate policies as set forth in the Employee Handbook; provided, that if any violation of (ii) or (iv) is subject to cure, EMPLOYEE shall have ten (10) days within which to cure such violation after written notice.

                  1.2 "Permanent Disability" as used herein shall be deemed to have been sustained by EMPLOYEE during his employment if he shall have been continuously disabled from performing the duties assigned to him a period of six

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(6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six consecutive calendar months.

                  1.3 "Good Reason" shall mean (i) a substantial reduction in EMPLOYEE's title; (ii) a substantial change to EMPLOYEE's duties; (iii) or a reduction in EMPLOYEE's Base Annual Salary below $175,000.

                  1.4 "Employment Period" shall mean from actual commencement of work at ATLAS (on or about July 1, 1998) and continuing for five (5) years thereafter.

                  1.5 "Confidential or Proprietary" as used herein shall refer to all non-public information relative to ATLAS' structure and practices except:

                           1.5.1    Information that is or becomes a matter of
public knowledge through no fault of EMPLOYEE; or

                           1.5.2    Information rightfully received by EMPLOYEE
from a third party without a duty
of confidentiality; or

                           1.5.3    Information disclosed to EMPLOYEE with
ATLAS' prior written approval for public dissemination.

         2.       Employment and Obligations of Employee.

                  2.1 Employment. During the Employment Period, ATLAS agrees to employ EMPLOYEE, and EMPLOYEE shall serve, as Senior Vice President and General Counsel of ATLAS. The scope of EMPLOYEE's responsibilities shall be as determined by Michael A. Chowdry, Chairman of the Board, Chief Executive Officer, and President of ATLAS. EMPLOYEE shall not be entitled to any additional compensation for serving in any other office or capacity for ATLAS or any of its subsidiaries.

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                  2.2 Obligations of EMPLOYEE. EMPLOYEE agrees, except when
prevented by illness, Permanent Disability or period of vacation, to devote substantially all of his business time and attention to the good-faith performance of the duties contemplated hereunder.

                  2.3 Principal Residence of EMPLOYEE. EMPLOYEE shall maintain his principal residence in the greater Denver, Colorado area; provided, however, that EMPLOYEE shall move to a new location upon request by ATLAS and ATLAS shall pay to EMPLOYEE reasonable and customary moving expenses.

         3. Compensation. ATLAS shall pay to EMPLOYEE, during the period of his employment hereunder, as follows:

                  3.1 Base Salary. ATLAS shall pay to EMPLOYEE, on a semi-monthly basis, a Base Salary of not less than Seven Thousand Two Hundred Ninety-one and 66/100 Dollars ($7,291.66), which equals an approximate annual Base Salary of One Hundred Seventy-five Dollars ($175,000).

                  3.2 Incentive Bonus Plan. Under ATLAS' Incentive Bonus Plan, EMPLOYEE shall be eligible to receive annually a target bonus in an amount equal to a target of seventy-five percent (75%) of his annual Base Salary (in cash or stock at ATLAS' discretion). EMPLOYEE shall be eligible to participate in any successor Plan.

                  3.3 Stock Options. EMPLOYEE shall be entitled to an initial stock option grant of 50,000 shares of ATLAS stock, all of which will vest on EMPLOYEE's fifth (5th) anniversary date of continuous employment with ATLAS; i.e., June 22, 2003. The option exercise price shall be the mean between the low on June 22, 1998 on the NYSE (USD $34.56). All other terms of this grant are contained in the Stock Option Agreement which is incorporated herein and made a part hereof.

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                  3.4 Loan. EMPLOYEE shall receive from ATLAS a loan in the
amount of One Hundred Thousand Dollars (USD $100,000) under the conditions described below and set forth in the attached documents.

                           3.4.1    The loan is not transferable and is
conditioned upon EMPLOYEE's fulfillment of his obligations under this Agreement.

                           3.4.2    EMPLOYEE certifies that he reasonably
expects to be entitled to and will itemize deductions for each year the loan is outstanding.

                           3.4.3 In the event EMPLOYEE continues in ATLAS'
employ after June 15, 2003, ATLAS will cancel the note as paid in full.

                  3.5 Profit Sharing. Beginning at the end of EMPLOYEE's thirteenth (13th) month of commencement of employment hereunder, EMPLOYEE shall be entitled to participate in ATLAS' profit sharing plan which guarantees EMPLOYEE a minimum of ten percent (10%) of his eligible annual Base Salary in profit sharing benefits for 1999, plus entitles EMPLOYEE to receive any profit sharing payments which exceed the minimum 10% guarantee.

                  3.6 401K Plan. On the first day of the month following ninety
(90) days of commencement of employment hereunder, EMPLOYEE shall become eligible to participate in ATLAS' 401K Plan which provides for a fifty percent (50%) match by ATLAS of EMPLOYEE's contribution, up to a maximum contribution of ten percent (10%) of EMPLOYEE's annual Base Salary (as it may be adjusted), plus profit sharing.

                  3.7 Stock Purchase Plan. On the first day of the month following one (1) full year of service, EMPLOYEE will be eligible to participate in ATLAS' Stock Purchase Plan whereby EMPLOYEE may purchase ATLAS stock at a fifteen percent (15%) discount, up to an aggregate of 15% of EMPLOYEE's annual Base Salary.

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                  3.8 Health Care. On the first day of the month following
ninety (90) days of employment hereunder, EMPLOYEE shall be eligible for benefits provided under ATLAS' "cafeteria plan." ATLAS shall reimburse EMPLOYEE for costs incurred by him under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") from his date of employment to his eligibility date. ATLAS reserves the right to discontinue participation in any health insurance plan at any time, with the understanding that ATLAS will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under COBRA.

                  3.9 Corporate Automobile. EMPLOYEE will be entitled to professional and personal use of a company vehicle at a price not to exceed $40,000.00. The decision to lease or purchase is at the discretion of ATLAS. Title to the automobile shall be in the name of ATLAS. ATLAS will be responsible for all insurance premium payments related to the vehicle and all other vehicle related expenses, except that EMPLOYEE will pay the costs of fuel.

         4. Termination of Employment Period. The Employment Period contemplated hereunder shall terminate under the following conditions:

                  4.1 At-Will Arrangement. The Employment Period may be terminated hereunder at any time, for any reason, by either ATLAS or EMPLOYEE upon written notice of the terminating party to the other. ATLAS and EMPLOYEE each expressly understand and agree that the employment relationship defined hereunder is "at-will."

                   4.2 Upon EMPLOYEE's death or Permanent Disability, the Employment Period contemplated hereunder shall terminate, and EMPLOYEE's unpaid annual Base Salary and profit sharing amounts shall be paid to EMPLOYEE or his personal representative as of that date, but no other benefits or remuneration hereunder.

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                  4.3 If the Employment Period contemplated hereunder is
terminated by ATLAS other than for Cause or by EMPLOYEE for Good Reason, and subject to execution of a Release upon terms acceptable to ATLAS, EMPLOYEE shall receive any unpaid annual Base Salary or profit sharing amounts then due under
Section 3 hereof, plus One Hundred Seventy-five Thousand Dollars (USD $175,000).

                  4.4 Non-Competition Provision. EMPLOYEE covenants and agrees that he will not, at any time before five (5) years after his termination of employment with ATLAS, reveal, divulge or make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other Confidential or Proprietary information of ATLAS or any of its affiliates which is not in the public domain, except as required by law. EMPLOYEE further agrees that at no time before two (2) years after his termination of employment with ATLAS will he engage in any of the following activities directly or indirectly, for any reason, whether for his own account or for the account of any other person, firm, corporation or other organization:

                           4.4.1 Solicit, employ, or otherwise interfere with
any of ATLAS' contracts or relationships with any client, employee, officer, director or any independent contractor, whether the person is employed by or associated with ATLAS on the date of this Agreement or at any time thereafter.

                           4.4.2 Solicit, accept, or otherwise interfere with
any of ATLAS' contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bona fide prospective independent contractor, customer, client or supplier of ATLAS.

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                           4.4.3 EMPLOYEE agrees that he will neither accept
employment with or give advice to
any air cargo carrier or an air cargo division or affiliate of any other airline for a period of two (2) years after termination of employment.

                           4.4.4 The parties agree and intend that breach of
this non-competition clause shall
subject EMPLOYEE to the full measure of contract and equitable damages.

         5. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws, and any litigation relating to the Agreement shall be tried in Colorado courts (state, local and federal, as applicable).

         6. Severability and Enforceability. It is expressly acknowledged and agreed that the covenants and provisions hereof are severable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein. Further, it is agreed that in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect any other term or condition contained herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement.

         7. Miscellaneous.

                  7.1 EMPLOYEE understands and agrees that all ATLAS fringe benefit plans (e.g., Profit Sharing, 401K, health care, etc.) are subject to amendment, revision, and/or termination from time to time at ATLAS' sole discretion, and that any such action will be binding upon EMPLOYEE.

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                  7.2 Proration. In the event EMPLOYEE is terminated in the
middle of any calendar month, the Base Salary due EMPLOYEE for such month shall be prorated on a daily basis.

                  7.3 No Waiver Except in Writing. No waiver or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted in writing, duly executed by the parties.

                  7.4 Successors and Assignees. This Agreement shall be binding on ATLAS and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of EMPLOYEE may not be assigned by EMPLOYEE.

                  7.5 Confidentiality of Terms. ATLAS and EMPLOYEE agree that the terms and conditions of this Agreement are confidential and that neither party shall disclose the terms of this Agreement to any third parties, other than EMPLOYEE's spouse, the parties' attorneys, auditors, or accountants, or as may be required by law or necessity to enforce this Agreement.

                  7.6 Full Understanding. EMPLOYEE declares and represents that he has carefully read and fully understands the terms of this Agreement; has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of his own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement.

                  7.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings between the parties with respect to the subject matter hereof.


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         IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

                                 ATLAS AIR, INC.


                                 By:
                                        ----------------------------------------
                                 Name:
                                        ----------------------------------------
                                 Title:
                                        ----------------------------------------


                                 EMPLOYEE:


                                 By:
                                        ----------------------------------------
                                 Name:  Thomas G. Scott





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